Exhibit 3.6

FORM OF AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NEW SOURCE ENERGY GP, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF

[—], 2013

i

5.5	Regulatory Allocations	18
5.6	Allocations: Oil and Gas Items	18
5.7	Other Allocation Rules	19
5.8	Tax Allocations	19
Article 6	MANAGEMENT	20
6.1	Management	20
6.2	Board of Directors	22
6.3	Officers	25
6.4	Compensation of Directors	27
6.5	Indemnification	27
6.6	Exculpation	29
6.7	Amendment and Vesting of Rights	31
6.8	Severability	31
6.9	Other Business Ventures	31
6.10	Resolution of Conflicts of Interest; Standard of Conduct and Modification of Duties	32
Article 7	TAX MATTERS	32
7.1	Tax Returns and Information	32
7.2	Tax Matters Member	33
7.3	Tax Elections	33
Article 8	BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	34
8.1	Maintenance of Books	34
8.2	Reports	34
8.3	Bank Accounts	34
8.4	Fiscal Year	34
Article 9	DISSOLUTION, WINDING-UP AND TERMINATION	34
9.1	Dissolution	34
9.2	Winding-Up and Termination	35
9.3	Allocations and Distributions During Period of Liquidation	36
Article 10	TRANSFERS	36
10.1	Permitted Transfers	36
10.2	Conditions to Permitted Transfers	36
10.3	Prohibited Transfers	37
10.4	Rights of Unadmitted Assignees	37
10.5	Admission of Substituted Members	37

ii

10.6	Restrictions on Transfer of Incentive Distribution Rights held by the Company	38
Article 11	GENERAL PROVISIONS	38
11.1	Notices	38
11.2	Entire Agreement; Superseding Effect	38
11.3	Effect of Waiver or Consent	38
11.4	Amendment	38
11.5	Binding Effect	39
11.6	Governing Law	39
11.7	Jurisdiction	39
11.8	Further Assurances	39
11.9	Offset	39
11.10	Counterparts	39

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NEW SOURCE ENERGY GP, LLC

This Amended and Restated Limited Liability Company Agreement (as amended, restated, supplemented and otherwise modified from time to time, this “Agreement”) of New Source Energy GP, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of [—], 2013, to be effective upon and at the time of the closing of the MLP IPO (as defined below) (the “Effective Time”), by New Source Energy Corporation, a Delaware corporation (“New Source Energy”), the David J. Chernicky Trust (the “Chernicky Trust”), and Deylau, LLC, a Delaware limited liability company (“Deylau”). The parties hereto may be referenced individually as a “Member” or “Party” and collectively as “Members” or “Parties.”

RECITALS

WHEREAS, the Company was originally formed as a limited liability company pursuant to the Delaware LLC Act by the filing of the Organizational Certificate with the Secretary of State of the State of Delaware on October 2, 2012 (the “Original Filing Date”); and

WHEREAS, effective as of October 2, 2012, New Source Energy, as the initial sole member of the Company, entered into the Limited Liability Company Agreement of the Company (the “Initial LLC Agreement”) to provide for the regulation and management of the Company; and

WHEREAS, upon the closing of the initial public offering of the Common Units of the MLP (the “MLP IPO”), New Source Energy desires to amend the Initial LLC Agreement to provide for, among other things, the admission of the Chernicky Trust and Deylau as additional members of the Company and to continue the existence of the Company on the terms set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby amend and restate the Initial LLC Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2) (ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Allocation Year” means (i) the period commencing on the Effective Time and ending on December 31, 2013, (ii) any subsequent 12 month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Net Income, Net Loss and other items of Company income, gain, loss or deduction pursuant to Article 5.

“Applicable Law” means (i) any United States federal, state or local law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (ii) any rule or listing requirement of any applicable National Securities Exchange or listing requirement of any National Securities Exchange or SEC-recognized trading market on which securities issued by the MLP are listed or quoted.

“Bankruptcy” means, with respect to any Person, (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Delaware LLC Act.

“Board of Directors” or “Board” is defined in Section 6.1.

“Book Item” is defined in Section 5.8(a)(i).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the state of Oklahoma shall not be regarded as a Business Day.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited (A) the amount of money contributed to the Company by the Member and the Gross Asset Value of any Property contributed to the Company by the Member, (B) such Member’s distributive share of Net Income and any items in the nature of income or gain which are specially allocated to such Membership Interest pursuant to Section 5.4 or Section 5.5 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member;

(ii) To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses which are specially allocated to such Membership Interest pursuant to Section 5.4 or Section 5.5 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company;

(iii) In the event a Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest; and

(iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Tax Matters Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the Tax Matters Member may make such modification.

“Capital Contribution” is defined in Section 4.1(b).

“Chernicky Trust” is defined in the preamble.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time.

“Common Units” is defined in the MLP Agreement.

“Company” is defined in the preamble.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Delaware LLC Act” means the Delaware Limited Liability Company Act and any successor statute, as amended, supplemented or restated and in effect from time to time.

“Depletable Property” is defined in Section 5.6(b).

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to a depreciable or amortizable asset for such Allocation Year for federal income tax purposes, except that (i) with respect to any depreciable or amortizable asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” defined by Regulations Section 1.704-3(d), Depreciation for such Allocation Year shall be the amount of book basis recovered for such Allocation Year under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) with respect to any other depreciable or amortizable asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of a depreciable or amortizable asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board. If the Gross Asset Value of a depreciable or amortizable asset is adjusted pursuant to subparagraphs (b) or (d) of the definition of Gross Asset Value during an Allocation Year, following such adjustment, Depreciation shall thereafter be calculated under clause (i) or (ii) immediately above, whichever the case may be, based upon such Gross Asset Value, as so adjusted.

“Depreciation Recapture” is defined in Section 5.8(a)(iii).

“Deylau” is defined in the preamble.

“Director” means a member of the Board of Directors.

“Dissolution Event” is defined in Section 9.1(a).

“Effective Time” is defined in the preamble.

“Governmental Authority” means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing, including any National Securities Exchange or SEC-recognized trading market on which the securities issued by the MLP are listed or quoted; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“General Partner Units” is defined in the MLP Agreement.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any Property contributed by a Member to the Company shall be the gross fair market value of such Property;

(ii) The Gross Asset Values of all items of Property shall be adjusted to equal their respective fair market values, as determined by the Board (taking Code Section 7701(g) into account) as of the following times: (A) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (B) in connection with the grant of a Membership Interest in the Company (other than a de minimis Membership Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity in anticipation of being a Member; (C) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for a Membership Interest in the Company, and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided that an adjustment described in clauses (A), (B) and/or (C) of this paragraph shall be made only if the Board reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any item of Property distributed to any Member (other than as consideration for a Membership Interest in the Company as described in clause (C) of subparagraph (ii) above) shall be adjusted to equal the fair market value of such Property on the date of distribution, as determined by the Board (taking Code Section 7701(g) into account); and

(iv) The Gross Asset Values of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv) (m) and subparagraph (f) of the definition of “Net Income” and “Net Loss” or Section 5.4(g) provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

“Incentive Distribution Rights” is defined in the MLP Agreement.

“Indemnitee” means each of (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, director, officer, fiduciary or trustee of the Company, (c) any Person who is or was an officer, member, partner, director, employee, agent or trustee of the Company or any Affiliate of the Company, or any Affiliate of any such Person, and (d) any Person who is or was serving at the request of the Company or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person (provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services) and (e) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” means a Director who meets the independence qualification and experience standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the SEC thereunder and by the principal National Securities Exchange on which the securities of the MLP are listed.

“Initial LLC Agreement” is defined in the recitals.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Member Approval” means the approval of the Members holding a majority of the then outstanding Membership Interests.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest” means, with respect to any Member and constituting that Member’s limited liability company interest as defined in the Delaware LLC Act, (i) that Member’s status as a holder of the applicable class of limited liability company interests; (ii) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company as a holder of the applicable class of limited liability company interests; (iii) all other rights, benefits and privileges enjoyed by that Member (under the Delaware LLC Act, this Agreement or otherwise) in its capacity as a Member holding the applicable class of limited liability company interests; and (iv) all obligations, duties and liabilities imposed on that Member (under the Delaware LLC Act, this Agreement or otherwise) in its capacity as a Member holding limited liability company interests.

“MLP” means New Source Energy Partners L.P., a Delaware limited partnership.

“MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, as it may be amended, restated, supplemented or otherwise modified from time to time.

“MLP IPO” is defined in the recitals.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act.

“Net Income” and “Net Loss” means, for each Allocation Year or other period, an amount equal to the Company’s taxable income or loss for such Allocation Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

(i) Any income of the Company that is exempt from Federal income tax, and to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Property is adjusted pursuant to sub-paragraphs (ii) or (iii) of the definition of “Gross Asset Value” herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of “Depreciation;”

(vi) For purposes of determining Net Income and Net Loss, the allocation of depletable basis in, depletion allowances with respect to, and taxable gain or loss from the sale, exchange or other disposition of, the Company’s depletable properties provided for in Code Section 613A(c)(7)(D) shall be disregarded. Instead, Net Income and Net Loss shall be determined by taking into account Simulated Depletion and Simulated Gain or Simulated Loss; and

(vii) Any items which are specially allocated pursuant to the provisions of Section 5.4 shall not be taken into account in computing Net Income or Net Loss.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Officers” is defined in Section 6.3(a).

“Omnibus Agreement” means the Omnibus Agreement, dated as of [—], 2013 by and between New Source Energy, the Company, New Dominion, LLC, an Oklahoma limited liability company, Scintilla, LLC, an Oklahoma limited liability company, and the MLP.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or any of its Affiliates) in a form acceptable to the Company.

“Organizational Certificate” means the Certificate of Formation of the Company originally filed with the Secretary of State of the State of Delaware on October 2, 2012, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Original Filing Date” is defined in the recitals.

“Other Enterprise” includes any other limited liability company, limited partnership, partnership, corporation, joint venture, trust, employee benefit plan or other entity, in which a Person is serving at the request of the Company.

“Party” and “Parties” are defined in the preamble.

“Permitted Transfer” is defined in Section 10.1.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Profits Interest” means an interest in the Company that is classified as a partnership profits interest within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the Internal Revenue Service or other Applicable Law).

“Property” means all real and personal property contributed to or otherwise acquired by the Company and any improvements on such real or personal property, and shall include both tangible and intangible property.

“Recapture Income” means any Depreciation Recapture, any other gain recognized by the Company or any gain required by Section 613(c)(7)(D) of the Code to be computed separately by a Member (but computed without regard to any adjustment required by Code Sections 734 or 743) upon the disposition of any property or asset of the Company that is not capital gain because such gain represents the recapture of deductions previously taken for federal income tax purposes with respect to such property or assets.

“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated and in effect from time to time and any successor to such statute.

“Simulated Basis” means the Gross Asset Value of any oil and gas property (as defined in Code Section 614), as adjusted to reflect (i) additions to basis and (ii) the Simulated Depletion allowance.

“Simulated Depletion” means, with respect to a Depletable Property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Gross Asset Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the excess of the amount realized from the sale or other disposition of a Depletable Property over the Simulated Basis of such property.

“Simulated Loss” means the excess of the Simulated Basis of a Depletable Property over the amount realized from the sale or other disposition of such property.

“Tax Matters Member” means New Source Energy so long as it is a Member and continues to serve in the capacity as the Tax Matters Member and any successor Tax Matters Member of the Company designated in accordance with this Agreement.

“Term” is defined in Section 2.6.

“Transfer” when used in this Agreement with respect to a Membership Interest, shall be deemed to refer to a transaction by which a Member assigns its Membership Interest to another Person, and includes a sale, assignment, gift, conveyance, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise; provided that a “Transfer” shall not include a pledge of a Membership Interest to any lender to, or in connection with any financing of, the Company or any subsidiary of the Company and the pledge or hypothecation of, or the granting of any security interest or other lien or encumbrance against, all or part of a Membership Interest will not cause the withdrawal of the Member from the Company; and provided further that, for the avoidance of doubt, a “Transfer” shall not include a merger involving the Company or a transaction in which a Member undergoes a change of control.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Units” is defined in the MLP Agreement.

“Unreturned Capital Contributions” means, with respect to each Member at any time, the aggregate amount of Capital Contributions made by such Member less the cumulative amount of all prior distributions to such Member in return thereof pursuant to Section 5.1(a) at such time.

“Withdraw,” “Withdrawing” and “Withdrawal” means the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Transfers of Membership Interests (which are governed by Article 10), even though the Member making a Transfer may cease to be a Member as a result of such Transfer.

1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2

ORGANIZATION

2.1 Formation. The Company was formed on the Original Filing Date pursuant to the filing of the Organizational Certificate with the Secretary of State of the State of Delaware pursuant to the Delaware LLC Act. The Members ratify the organization and formation of the Company and continue the Company pursuant to the terms and conditions of this Agreement. This Agreement amends and restates in its entirety and supersedes the Initial LLC Agreement, which shall have no further force or effect on and after the Effective Time. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware LLC Act.

2.2 Name. The name of the Company is and shall continue to be “New Source Energy GP, LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board of Directors may select.

2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Organizational Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Applicable Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Organizational Certificate or such other Person or Persons as the Board may designate in the manner provided by Applicable Law. The principal office of the Company in the United States shall be at such a place as the Board may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board of Directors may designate.

2.4 Purpose. The purpose and nature of the business to be conducted by the Company shall be to (a) serve as the general partner of the MLP and, in connection therewith, to exercise all rights conferred upon the Company as the general partner of the MLP in accordance with the MLP Agreement; (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Company is permitted to engage in and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Members and that lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; (d) guarantee, mortgage, pledge or encumber any or all of its assets in connection with any indebtedness of any Affiliate of the Company and (e) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to the Partnership or any subsidiary of the Partnership.

2.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board, the Members shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct or cease to conduct business.

2.6 Term. The period of existence of the Company (the “Term”) commenced on the Original Filing Date and shall end at such time as a certificate of cancellation with respect to the Company is filed with the Secretary of State of the State of Delaware in accordance with Section 9.2(c).

2.7 Powers. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

2.8 No State-Law Partnership; Withdrawal. It is the intent that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that no Member shall be a partner or joint venturer of any other party for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise. A Member does not have the right to Withdraw from the Company; provided, however, that a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Member shall be liable to the Company and its Affiliates for all monetary damages suffered by them as a result of such Withdrawal and (b) such Member shall not have any rights under Section 18-604 of the Delaware LLC Act. In no event shall the Company have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.

2.9 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold its property in its own name or in the name of a nominee which may be the Board or any of its Affiliates or any trustee or agent designated by it.

ARTICLE 3

MATTERS RELATING TO MEMBERS

3.1 Membership Interests.

(a) The interests in the Company shall be classified as “Membership Interests.” Exhibit A reflects the Members’ ownership of their respective Membership Interests as of the Effective Time. Effective as of the Effective Time, (i) the initial membership interest in the Company held by New Source Energy as the initial sole member prior to the Effective Time shall be converted into a 50.0% Membership Interest and (ii) each of the Chernicky Trust and Deylau shall be issued the percentage ownership interest of the Membership Interests set forth on Exhibit A and each shall be admitted as a Member of the Company.

(b) The right of Members to receive notice of, and to attend meetings, is set forth in Section 3.4. The voting rights of the Members are set forth in Section 3.5(b). The rights to distributions with respect to the Membership Interests are set forth in Article 5.

3.2 Creation of Additional Membership Interests. The Board may cause the Company to issue additional Membership Interests in the Company and additional Persons receiving such additional Membership Interests may be admitted to the Company as Members pursuant to this Section 3.2 with, in each case, the consent of Members holding a majority of the then outstanding Membership Interests. The terms of admission or issuance may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The creation of any new class or group of Membership Interests or Members in accordance with this Section 3.2 may be reflected in an amendment to this Agreement executed in accordance with Section 11.4 indicating the different rights, powers, and duties thereof. Any such admission is effective only after the new Member has executed and delivered to the Company an instrument containing the notice address of the new Member and the new Member’s ratification of this Agreement and agreement to be bound by it.

3.3 Liability to Third Parties; Duties and Obligations.

(a) Except as may be expressly provided in another separate, written guaranty or other agreement executed by a Member or as required by the Delaware LLC Act, no Member shall be liable for the Liabilities of the Company, including under a judgment, decree or order of a court, solely by reason of being a Member of the Company. Except as otherwise provided in this Agreement, no Member has the authority or power to act for or on behalf of or bind the Company or to incur any expenditures on behalf of the Company.

(b) The Company and the Members agree that the rights, duties and obligations of the Members in their capacity as members of the Company are only as set forth in this Agreement and, except to the extent this Agreement provides otherwise, under the Delaware LLC Act. Each Member and its Affiliates may engage, directly or indirectly, without the consent or approval of the other Members or the Company, in the businesses conducted by such Member and its Affiliates as of the Effective Date and in any other business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including business of a nature which may be competitive with or the same as or similar to the business of the Company and/or the MLP, regardless of the geographic location of such business, and without any duty or obligation to account to the other Members or the Company in connection therewith. Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations or subject the Members to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise there from with respect to any or all of the Members or the Company. To the extent that, at law or in equity, a Member has any fiduciary duty to the Company or any other Member pursuant to this Agreement, such duty is hereby eliminated pursuant to Section 18-1101(c) of the Act; provided, however, that the foregoing does not eliminate the implied contractual covenant of good faith and fair dealing. Furthermore, to the fullest extent permitted by law, the Members agree that the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Members in their capacities as members of the Company, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Members.

(c) In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the Delaware LLC Act or Applicable Law.

3.4 Meetings of the Members. All Members are entitled to notice of or to attend meetings of the Members. A meeting may be called at any time at the request of Members holding a majority of the then outstanding Membership Interests.

3.5 Quorum; Voting Requirement.

(a) The presence, in person or by proxy, of Members holding a majority of the then outstanding Membership Interests will constitute a quorum for the transaction of business by the Members.

(b) Each Member shall have voting rights directly proportionate to its Membership Interest as to all matters submitted to a vote of the Members.

3.6 Action Without a Meeting. Any action that is required to or may be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by the holder(s) of Members holding a majority of the then outstanding Membership Interests entitled to vote on such matter. Such consents will have the same force and effect as a vote at a meeting duly held.

3.7 Denial of Appraisal Rights. No Member will have any appraisal rights or dissenters’ rights with respect to any merger, consolidation, conversion or dissolution of the Company, any sale of assets by the Company or any amendment to this Agreement, the Members’ rights with respect to such matters being limited to those rights, if any, expressly set forth in this Agreement.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

4.1 Capital Contributions.

(a) The Parties acknowledge that New Source Energy contributed capital to the Company in connection with its formation, as well as in connection with the MLP IPO. The Membership Interests that are being issued to the Chernicky Trust and Deylau are intended to constitute Profits Interests; accordingly the Membership Interests of the Chernicky Trust and Deylau will have an initial capital account balance of zero dollars ($0.00). The Parties hereto agree that, as of the Effective Time, the respective percentage of each class of Membership Interests owned by each Member are as set forth on Exhibit A. No Member shall be obligated to make any additional Capital Contributions to the Company.

(b) The amount of money and the Gross Asset Value (less the amount of any liabilities of the Member assumed by the Company or that are secured by any Property contributed by such Member to the Company) as of the date of contribution of any Property contributed to the Company by a Member in respect of the issuance of a Membership Interest to such Member shall constitute a “Capital Contribution.” Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessor(s) in interest.

4.2 Loans. If the Company does not have sufficient cash to pay its obligations, any Member that may agree to do so with the consent of the Board, may advance all or part of the needed funds for such obligation to or on behalf of the Company. An advance described in this Section 4.2 constitutes a loan from the Member to the Company, may bear interest at a rate not greater than the rate the Company could obtain from third parties, and is not a Capital Contribution.

4.3 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Account or Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

ARTICLE 5

DISTRIBUTIONS AND ALLOCATIONS

5.1 Distributions. All distributions shall be made to the Members at such times and from time to time as approved by Member Approval. Such distributions will be distributed to the Members in the following order and priority:

(a) First: 100% to the Members in proportion to their respective Unreturned Capital Contributions, if any, until the Unreturned Capital Contributions of each Member have been reduced to zero dollars ($0.00);

(b) Thereafter: 100% to the Members pro rata based on their ownership percentage of the Membership Interests set forth on Exhibit A.

5.2 General Application. The rules set forth below in this Article 5 shall apply for the purposes of determining each Member’s allocable share of the items of income, gain, loss and expense of the Company comprising Net Income or Net Loss for each Allocation Year, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Member’s Capital Account to reflect the aforementioned general and special allocations. For each Allocation Year, the special allocations in Section 5.4 shall be made immediately prior to the general allocations of Section 5.3.

5.3 General Allocations.

(a) Hypothetical Liquidation. The items of income, expense, gain and loss of the Company comprising Net Income or Net Loss for a Allocation Year shall be allocated among the Persons who were Members during such Allocation Year in a manner that shall, as nearly as possible, cause the Capital Account balance of each Member at the end of such Allocation Year to equal the excess (which may be negative) of:

(i) the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of the Allocation Year, (A) all Company assets,

including cash and the amount, if any, without duplication, that all Members would be obligated to contribute to the capital of the Company, were sold for cash equal to their Gross Asset Values, taking into account any adjustments thereto for such Allocation Year, (B) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the book values of the assets securing such liability), and (C) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 5.1 over:

(ii) the sum of (A) the amount, if any, without duplication, that such Members would be obligated to contribute to the capital of the Company, (B) such Member’s share of Company Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g), and (C) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), all computed as of the hypothetical sale described in Section 5.3(a)(i).

(b) Loss Limitation. Notwithstanding anything to the contrary contained in this Section 5.3, the amount of items of Company expense and loss allocated pursuant to this Section 5.3 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. All such items in excess of the limitation set forth in this Section 5.3(b) shall be allocated first to Members who would not have an Adjusted Capital Account Deficit, pro rata in proportion to their Capital Account balances, adjusted as provided in sub-paragraphs (i) and (ii) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter to New Source Energy.

(c) No Deficit Restoration Obligation. Except as otherwise expressly provided in this Agreement, at no time during the term of the Company or upon dissolution and liquidation thereof shall a Member with a negative balance in its Capital Account have any obligation to the Company or the other Members to restore such negative balance.

5.4 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 5, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.4(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 5, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.4(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 5.4(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.4(c) were not in this Agreement.

(d) Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 5.4(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article 5 have been tentatively made as if Section 5.4(c) and this Section 5.4(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated to the Members pro rata.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.5 Regulatory Allocations. The allocations set forth in Section 5.4(a), Section 5.4(b), Section 5.4(c), Section 5.4(d), Section 5.4(e), Section 5.4(f) and Section 5.4(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset either with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.5. Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 5.3. In exercising its discretion under this Section 5.5, the Board shall take into account future Regulatory Allocations under Section 5.4(a) and Section 5.4(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 5.4(e) and Section 5.4(f).

5.6 Allocations: Oil and Gas Items.

(a) Income from the sale of oil or gas production (including the Company’s allocable share of such income from the MLP) shall be allocated as part of Net Income and Net Loss and each Member’s allocable share thereof shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(1)(vii).

(b) Cost or percentage depletion deductions and the gain or loss on the sale or other disposition of property the production from which is subject to depletion (“Depletable Property”) shall be computed separately by the Members rather than the Company. For purposes of Code Section 613A(c)(7)(D), the Company’s adjusted basis in each Depletable Property (including its allocable share of the adjusted basis in each Depletable Property owned by the MLP) shall be allocated in proportion to each Member’s respective share of the costs and expenses which entered into the Company’s adjusted basis for such Depletable Property. The amount realized on the sale or other disposition of each Depletable Property (including the Company’s allocable share of the amount realized on the sale or other disposition of Depletable Property owned by the MLP) shall be allocated for tax purposes to the Members in the same manner as Simulated Basis, Simulated Gain and Simulated Loss were allocated.

(c) For Capital Account purposes, Simulated Depletion, Simulated Gain and Simulated Loss with respect to each separate Depletable Property shall be allocated as part of Net Income and Net Loss. Each Member shall separately keep records of its share of the adjusted basis in each separate oil and gas property, adjust such share of the adjusted basis for any cost or percentage depletion allowable with respect to such property and use such adjusted basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Each Member hereto agrees to furnish to the Company within 30 days of receipt of written request by the Company, a written statement which contains the amount of that Member’s adjusted basis and depletion deductions with respect to each existing oil and gas property of the Company. In determining depletion deductions for purposes of applying Treasury Regulations §1.613A-3(e)(3)(iii), each Member must treat as actually deducted any amount disallowed and carried over as a result of the 65 percent of income limitation of Code Section 613A(d)(1).

5.7 Other Allocation Rules.

(a) Net Income, Net Loss, and any other items of income, gain, loss, or deduction will be allocated to the Members pursuant to this Article 5 as of the last day of each Allocation Year; provided that Net Income, Net Loss, and such other items shall also be allocated at such times as the Gross Asset Values of Property are adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value.”

(b) For purposes of determining the Net Income, Net Loss, or any other items allocable to any period, Net Income, Net Loss, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

5.8 Tax Allocations.

(a) Section 704(b) Allocations.

(i) Subject to Section 5.8(b), each item of income, gain, loss, or deduction for Federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 5.4 (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item is allocated among them pursuant to Section 5.3 or Section 5.4.

(ii) If the Company (or any Member) recognizes Recapture Income in respect of the sale of any Company asset,

(A) the portion of the gain on such sale which is allocated to a Member pursuant to Section 5.3 or Section 5.4 (or recognized by such Member) shall be treated as consisting of a portion of the Recapture Income on the sale and a portion of the balance of the Company’s remaining gain on such sale under principles consistent with Treasury Regulations Section 1.1245-1; and

(B) if, for federal income tax purposes, the Company recognizes both “unrecaptured Section 1250 gain” (as defined in Code Section 1(h)) and gain treated as ordinary income under Code Section 1250(a) in respect of such sale, the amount treated as Depreciation Recapture under Section 5.8(a)(ii)(A) shall be comprised of a proportionate share of both such types of gain.

(iii) For purposes of Section 5.8(a)(ii), “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Company which, for federal income tax purposes (1) is treated as ordinary income under Code Section 1245; (2) is treated as ordinary income under Code Section 1250; or (3) is “unrecaptured Section 1250 gain” as such term is defined in Code Section 1(h).

(b) Code Section 704(c) Allocations. In the event any property of the Company is credited to the Capital Account of a Member at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to sub paragraph (ii) of the definition of “Gross Asset Value”), then allocations of taxable income, gain, loss and deductions with respect to such property shall be made in a manner which shall comply with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder, The Company shall use the “remedial” method pursuant to Treasury Regulation Section 1.704-3(d) for purposes of making allocations under Section 704(c) of the Code.

(c) Credits. All tax credits shall be allocated among the Members as determined by the Board in its sole and absolute discretion, consistent with applicable law.

The tax allocations made pursuant to this Section 5.8 shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement.

ARTICLE 6

MANAGEMENT

6.1 Management.

(a) Management of the MLP. Subject to Article 3 and Section 6.1(c) and (d), all management powers over the business and affairs of the Company, including the management and control of the MLP (in the Company’s capacity as general partner of the MLP), shall be exclusively vested in a Board of Directors (“Board of Directors” or “Board”) and, subject to the direction of the Board of Directors, the Officers. Each Director shall constitute a “manager” of the Company within the meaning of the Delaware LLC Act. Except as otherwise specifically provided in this Agreement, no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or otherwise bind, the Company. In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, the Board shall have full power and authority to do, and to direct the Officers to do, all things on such terms as it determines to be necessary or appropriate to conduct the business of the Company, subject to Article 3 and Section 6.1(c) and (d). The Officers shall be vested with such powers and duties as are set forth in this Article 6 and as are specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.

(b) Additional Authority. In addition to the powers and authority expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the MLP Agreement, the Delaware LLC Act or Applicable Law.

(c) Certain Company Matters Requiring Member Approval. Notwithstanding anything herein to the contrary, without Member Approval, the Company shall not, and shall not take any action to cause either the Company or the MLP to:

(i) make or consent to a general assignment for the benefit of its respective creditors;

(ii) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or the MLP, as applicable, or otherwise seek, with respect to the Company or the MLP, relief from debts or protection from creditors generally;

(iii) file or consent to the filing of a petition or answer seeking for the Company or the MLP, as applicable, a liquidation, dissolution, arrangement, or similar relief under any law;

(iv) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or the MLP, as applicable, in a proceeding of the type described in any of clauses (i) – (iii) of this Section 6.1(c);

(v) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Company or the MLP, as applicable, or for all or any substantial portion of any such entity’s properties;

(vi) sell all or substantially all of the assets of the Company or the MLP;

(vii) dissolve or liquidate, except in the case of the MLP, in accordance with Article XII of the MLP Agreement;

(viii) merge or consolidate;

(ix) amend the MLP Agreement;

(x) declare any distributions to be paid by the Company;

(xi) issue or repurchase any equity interests in the Company;

(xii) settle any claim made directly against the Company;

(xiii) sell, convey, transfer or pledge any asset of the Company;

(xiv) amend, modify or waive any rights relating to the assets of the Company; or

(xv) enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of the MLP for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the MLP or of any of its subsidiaries.

(d) Certain Other Matters Requiring Member Approval. Notwithstanding anything herein to the contrary, the Company shall not, without Member Approval, exercise the rights of the Company, as general partner of the MLP (or those exercisable after the Company ceases to be the general partner of the MLP), pursuant to the following provisions of the MLP Agreement:

(i) Section 2.4 (“Purpose and Business”), with respect to decisions to propose or approve the conduct by the MLP of any business other than that in which the MLP is engaged at the Effective Time.

(ii) Section 5.2 (“Contributions by the General Partner”), solely with respect to the decision to make additional capital contributions to the MLP;

(iii) Section 5.8 (“Limited Preemptive Right”);

(iv) Section 7.7 (“Indemnification”), solely with respect to any decision by the Company to exercise its rights as an “Indemnitee”;

(v) Section 7.11 (“Purchase or Sale of Partnership Interests”), solely with respect to decisions by the Company to purchase or otherwise acquire and sell Partnership Interests (as such term is defined in the MLP Agreement) for its own account;

(vi) Section 7.12 (“Registration Rights of the General Partner and its Affiliates”), solely with respect to any decision to exercise registration rights and to take actions in connection therewith;

(vii) Section 11.1 (“Withdrawal of the General Partner”), solely with respect to the decision by the Company to withdraw as general partner of the MLP and to giving notices required thereunder;

(viii) Section 11.3(a) and (b) (“Interest of Departing General Partner and Successor General Partner”); and

(ix) Section 15.1 (“Right to Acquire Limited Partner Interests”).

6.2 Board of Directors.

(a) Generally. Subject to Section 6.2(a)(ii), the Board of Directors shall consist of not less than three or more than nine natural Persons (each a “Director” and collectively, the “Directors”), unless otherwise fixed from time to time pursuant to a resolution adopted by the Members holding a majority of the then outstanding Membership Interests. A Director need not be a Member.

(i) Directors. The Directors shall be elected by Member Approval. The initial directors shall be David J. Chernicky, Kristian B. Kos, Terry L. Toole, V. Bruce Thompson and Phil Albert.

(ii) Independent Directors. Unless permitted otherwise pursuant to the Securities Exchange Act and the rules and regulations of the SEC thereunder and by the principal National Securities Exchange on which the securities of the MLP are listed, the Board shall include at least one Independent Director as of the closing date of the MLP IPO, at least two Independent Directors within 90 days of such closing date and at least three Independent Directors within one year of such closing date. Unless permitted otherwise pursuant to the Securities Exchange Act and the rules and regulations of the SEC thereunder and by the principal National Securities Exchange on which the securities of the MLP are listed, and subject to the phase-in period herein described, the Board shall have at least three Independent Directors; provided, however, that if at any time there shall be less than the required number of Independent Directors, the Board shall still have all powers and authority granted to it hereunder, provided that the Members shall endeavor to elect additional Independent Directors as soon as reasonably practicable to come into compliance with this Section 6.2(a).

(iii) The Board may elect a chairman (the “Chairman”) of the Board. The Chairman of the Board, if elected, shall be a member of the Board and shall preside at all meetings of the Board and of the partners of the MLP, if any. The Chairman of the Board shall not be an Officer by virtue of being the Chairman of the Board but may otherwise be an Officer. The Chairman of the Board may be removed either with or without cause at any time by the affirmative vote of a majority of the members of the Board. No removal or resignation as Chairman of the Board shall necessarily affect such Chairman’s status as a Director. As of the Effective Time, the Chairman of the Board shall be David J. Chernicky.

(iv) Any action required or permitted to be taken by the Board may be taken without a meeting if such action is evidenced in writing and signed by all of the members of the Board.

(b) Term; Resignation; Vacancies; Removal. Each Director shall hold office until his death or incapacity or until his successor is appointed and qualified or until his earlier resignation or removal. Any Director may resign at any time upon written notice to the Board or to the President. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by Member Approval; and any Director so chosen shall hold office until the next annual election, if any, and until his successor shall be duly appointed and shall qualify, unless sooner displaced. Any Director may be removed, with or without cause, by the Members holding a majority of the then outstanding Membership Interests.

(c) Voting; Quorum; Required Vote for Action. Unless otherwise required by the Delaware LLC Act, other Law or the provisions hereof,

(i) each member of the Board of Directors shall have one vote;

(ii) the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business; and

(iii) the act of a majority of the members of the Board of Directors present at a meeting duly called in accordance with Section 6.2(e) at which a quorum is present shall be deemed to constitute the act of the Board of Directors.

(d) Committees. The Board may at any time and from time to time establish committees of the Board and may delegate any of its responsibilities to such committees, including a conflicts committee (which, if established, must conform to the requirements of the MLP Agreement). Upon the closing of the MLP IPO, the Board shall have an audit committee comprised of three Directors, at least one of whom shall be an Independent Director. Within 90 days of such closing date, at least two of the Directors on such committee shall be Independent Directors, and, within one year of such closing date all Directors on such committee shall be Independent Directors. Such audit committee shall establish a written audit committee charter in accordance with the rules of the principal National Securities Exchange on which a class of securities of the MLP are listed or admitted to trading, as amended from time to time. Also upon the closing of the MLP IPO, the Board shall have a conflicts committee in accordance with the MLP Agreement, comprised of at least one Independent Director.

(e) Meetings. The Board (or any committee of the Board) shall meet at such time and at such place as the Chairman of the Board (or the chairman of such committee) may designate. Written notice of all regular meetings of the Board (or any committee of the Board) must be given to all Directors (or all members of such committee) at least two days prior to the regular meeting of the Board (or such committee). Special meetings of the Board (or any committee of the Board) shall be held at the request of the Chairman or a majority of the Directors (or a majority of the members of such committee) upon at least two days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee), which approval may be given before or after the relevant meeting to which the notice relates. All notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram, as an attachment to an electronic mail message or facsimile, and shall be directed to the address, electronic mail address or facsimile number as such Director (or member) shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board (or committee) need be specified in the notice of such meeting. Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member).

6.3 Officers.

(a) Generally. The Board shall appoint agents of the Company, referred to as “Officers” of the Company as described in this Section 6.3, who shall be responsible for the day-to-day business affairs of the Company, subject to the overall direction and control of the Board. Unless provided otherwise by the Board, the Officers shall have the titles, power, authority and duties described below in this Section 6.3.

(b) Titles and Number. The Officers shall be one or more Presidents, any and all Vice Presidents (including Executive and/or Senior Vice Presidents, as applicable), the Secretary and any and all Assistant Secretaries and any Treasurer and any and all Assistant Treasurers and any other Officers appointed pursuant to this Section 6.3. There shall be appointed from time to time, in accordance with this Section 6.3, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board may desire. Any Person may hold two or more offices.

(c) Chief Executive Officer. The Board shall elect one or more individuals to serve as Chief Executive Officer. In general, each Chief Executive Officer, subject to the direction and supervision of the Board, shall have general and active management and control of the affairs and business and general supervision of the Company, and the MLP and its subsidiaries, and its officers, agents and employees, and shall perform all duties incident to the office of chief executive officer of the Company and such other duties as may be prescribed from time to time by the Board. Each Chief Executive Officer shall have the nonexclusive authority to sign on behalf of the Company any deeds, mortgages, leases, bonds, notes, certificates, contracts or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other Officer or agent of the Company or shall be required by law to be otherwise executed. In the absence of the Chairman, or the Vice Chairman, if there is one, or in the event of the Chairman’s inability or refusal to act, a Chief Executive Officer shall perform the duties of the Chairman, and each Chief Executive Officer, when so acting, shall have all of the powers of the Chairman.

(d) President. If the Board designates a President, such officer shall have such powers and perform such duties as may be prescribed from time to time by the Board of Directors or the Chief Executive Officer. Subject to the foregoing, the President shall have direct management responsibility for the general business and affairs of the Company and the MLP, and over all subordinate officers, agents and employees of the Company, and he shall have such powers and perform such duties as may be incident to the office, those duties assigned to him by other provisions of this Agreement, and such other duties as may from time to time be assigned to him either directly or indirectly by the Board, the Chairman of the Board, or Chief Executive Officer, including the power to sign and acknowledge in the name and on behalf of the Company all security certificates, deeds, mortgages, bonds, contracts or other documents and instruments except when the signing thereof shall be expressly delegated to some other officer or agent by the Board, the Chairman of the Board or the Chief Executive Officer or required by law to be otherwise signed or executed and, unless otherwise provided by law or by the Board, may delegate to any officer, employee or agent of the Company authority to sign, execute and acknowledge in his place and stead all such documents and instruments.

(e) Chief Operating Officer. If the Board designates a Chief Operating Officer, such officer shall have such powers and perform such duties as may be prescribed from time to time by the Board of Directors or the Chief Executive Officer. Subject to the foregoing, the Chief Operating Officer shall have direct management responsibility for the general business operations of the Company and the MLP, and he shall have such powers and perform such duties as may be incident to the office, those duties assigned to him by other provisions of this Agreement, and such other duties as may from time to time be assigned to him either directly or indirectly by the Board, the Chairman of the Board, Chief Executive Officer or the President. Subject to delegations by the Chief Executive Officer, the Chief Operating Officer may sign or execute, in the name of the Company, all security certificates, deeds, mortgages, bonds, contracts or other documents and instruments, except in cases where the signing or execution thereof shall be required by law or shall have been expressly delegated by the Board or this Agreement to some other officer or agent of the Company.

(f) Chief Financial Officer. If the Board designates a Chief Financial Officer, such officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company, the MLP and its subsidiaries. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board or the appropriate Officer of the Company may from time to time determine. He shall receive and deposit all moneys and other valuables belonging to the MLP in the name and to the credit of the MLP and shall disburse the same and only in such manner as the Board or any Chief Executive Officer may require. He shall render to the Board and any Chief Executive Officer, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company or the MLP and its Subsidiaries, and shall perform such further duties as the Board or any Chief Executive Officer may require.

(g) Vice Presidents. The Board, in its discretion, may elect one or more Vice Presidents (including any Executive and/or Senior Vice Presidents). A Vice President shall exercise such powers and duties as may be assigned to such person as determined by the Board.

(h) Secretary and Assistant Secretaries. The Board, in its discretion, may elect a Secretary and one or more Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board, the Members and of the partners of the MLP, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board or a President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(i) Treasurer and Assistant Treasurers. The Board, in its discretion, may elect a Treasurer and one or more Assistant Treasurers. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board or the Chief

Financial Officer. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Company and the MLP. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Board or the Chief Financial Officer, shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Chief Financial Officer or such other Officer as the Board shall select, shall have the powers and duties conferred upon the Treasurer.

(j) Other Officers and Agents. The Board may appoint such other Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

(k) Appointment and Term of Office. The Officers shall be appointed by the Board at such time and for such terms as the Board shall determine. Any Officer may be removed, with or without cause, only by the Board. Vacancies in any office may be filled only by the Board.

(l) Powers of Attorney. The Board may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(m) Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

6.4 Compensation of Directors. The members of the Board who are not Officers of the Company may, subject to the discretion and approval of the Board, receive compensation as directors and committee members, and members of the Board shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board or committees thereof.

6.5 Indemnification.

(a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.5, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.5 shall be made only out of assets of the Company, it being agreed that a Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(i) To the fullest extent permitted by Law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.5(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.5.

(ii) The Company shall, to the fullest extent permitted under the Delaware LLC Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee’s appearance as a witness or other participation in a proceeding involving or affecting the Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

(b) The indemnification provided by this Section 6.5 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee; provided that the indemnification provided by this Section 6.5 shall be, after any indemnification provided pursuant to the MLP Agreement, the primary source of indemnification with respect to the matters addressed herein, without regard to other potential sources of indemnification, reimbursement or contribution (subject to applicable express provisions of any insurance policy to which the Company is a party).

(c) The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(d) For purposes of this Section 6.5, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 6.5(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(e) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f) The provisions of this Section 6.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(g) No amendment, modification or repeal of this Section 6.5 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

(h) Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Company shall be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct.

(i) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.5 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

6.6 Exculpation.

(a) Subject to Applicable Law, no Indemnitee shall be liable, in damages or otherwise, to the Company, any Member or any of their Affiliates for any act or omission performed or omitted by any of them (including any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), unless a court of competent jurisdiction has issued a final and non-appealable decision or judgment that such Indemnitee acted in bad faith or was grossly negligent or engaged in willful misconduct or fraud or, in the case of a criminal matter, acted with the knowledge that such Indemnitee’s conduct was criminal. No Member shall be liable to the Company or any Member for any action taken by any other Member.

(b) An Indemnitee shall incur no liability in acting in good faith upon any signature or writing believed by such Indemnitee to be genuine, may rely on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and may rely on an opinion of counsel selected by such Indemnitee with respect to legal matters. Each Indemnitee may act directly or through such Indemnitee’s agents or attorneys. Each Indemnitee may consult with counsel, appraisers, engineers, accountants and other skilled Persons selected by such Indemnitee, and shall not be liable for anything done, suffered or omitted in good faith in reliance upon the advice of any of such Persons. No Indemnitee shall be liable to the Company or any Member for any error of judgment made in good faith by a responsible officer or employee of such Indemnitee or such Indemnitee’s Affiliate. Except as otherwise provided in this Section 6.6, no Indemnitee shall be liable to the Company or any Member for any mistake of fact or judgment by such Indemnitee in conducting the affairs of the Company or otherwise acting in respect of and within the scope of this Agreement.

(c) Except as otherwise provided herein, no Indemnitee shall be liable for the return of the Capital Contributions or Capital Account of any Member, and such return shall be made solely from available assets of the Company, if any, and each Member hereby waives any and all claims that it may have against such Indemnitee in this regard.

(d) The provisions of this Agreement, to the extent that they expressly restrict or eliminate the duties (including fiduciary duties) and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee. In causing the Company to make a determination or take or decline to take any action, unless another express standard is provided for in this Agreement, an Indemnitee shall act in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware LLC Act or any other law, rule or regulation, or in equity. In order for a determination or other action affecting the Company to be in “good faith” for purposes of this Agreement, an Indemnitee must believe that the determination or other action is in, or not opposed to, the best interests of the Company.

(e) Subject to its obligations and duties as set forth in this Article 6, the Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board of Directors or any committee thereof in good faith.

(f) Any amendment, modification or repeal of this Section 6.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 6.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

6.7 Amendment and Vesting of Rights. The rights granted or created hereby will be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person’s being or serving or having served as a Director, officer or representative of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Article 6 may be amended or repealed, no such amendment or repeal will release, terminate or adversely affect the rights of such Person under this Article 6 with respect to any (a) act taken or the failure to take any act by such Person prior to such amendment or repeal or (b) action, suit or proceeding concerning such act or failure to act filed after such amendment or repeal.

6.8 Severability. If any provision of this Article 6 or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article 6 and the application of such provision to other Persons or circumstances will not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable must modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any Member, Director, officer or representative of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Article 6 to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, penalties, ERISA excise taxes, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company will nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

6.9 Other Business Ventures.

(a) Any Member, Director or Officer shall have the right to engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar or identical to the businesses engaged in or anticipated to be engaged in by the Company or the MLP, including business interests and activities in direct competition with the business and activities of the Company, the MLP or its Subsidiaries, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law or equity to the Company or its Subsidiaries or any Member. Neither the Company, its Subsidiaries nor any Member, Director or Officer will have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom.

(b) Notwithstanding anything to the contrary in this Agreement, but subject to the terms of any other agreement to which a party may be subject, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, Director or Officer. No Member, Director or Officer who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or its Subsidiaries shall have any duty to communicate or offer such opportunity to the Company or its Subsidiaries, and such Member, Director or Officer shall not be liable to the Company or any of its Subsidiaries, any other Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Member, Director or Officer pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company or its Subsidiaries; provided, that such Member, Director or Officer does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company or its Subsidiaries to such person.

(c) The Members and their representatives, including the Officers, are not required to devote all of their time or business efforts to the affairs of the Company, but will devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

(d) The foregoing will not supersede any employment, confidentiality, noncompetition or other specific agreement that may exist between the Company (or an Affiliate of the Company) and any Member (or an Affiliate of any Member) or Officer.

6.10 Resolution of Conflicts of Interest; Standard of Conduct and Modification of Duties. Any conflicts of interest among the Company, the MLP, the Members, the Directors, the Officers or any of their Affiliates shall be resolved in accordance with Section 7.9 of the MLP Agreement.

ARTICLE 7

TAX MATTERS

7.1 Tax Returns and Information.

(a) The Tax Matters Member shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making all elections on such tax returns and to provide all Members, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation by such Member of its income tax returns and such Member’s tax information reporting requirements. The Company shall bear the costs of the preparation and filing of its returns.

(b) The Company shall, as soon as reasonably possible, (a) after the end of each Allocation Year but no later than April 30, send to each Person that was a Member at any time during such Allocation Year, U.S. Internal Revenue Service Form 1065, Schedule K-1 or any successor schedule or form, for such Member, and (b) upon request of any Member (including a Person that was a Member at any time during the Allocation Year to which the request relates), send to such Member such estimates as may be necessary for the purpose of such Member (or its owners) making estimated tax payments for U.S. federal income tax purposes.

(c) The Company shall provide a reasonably detailed estimate of its income, gain, loss and deductions to be allocated to each Member within 60 days after the end of each Allocation Year. In addition, the Company shall provide a detailed description of any significant event occurring during the Allocation Year which could have a material impact on the income, gain, loss or deductions allocable to the Members within 30 days after the occurrence of such event.

(d) The Tax Matters Member shall cause to be prepared and timely filed (for the MLP) all federal, state and local tax returns required to be filed by the MLP.

7.2 Tax Matters Member. The Tax Matters Member is authorized to take such actions and to execute and file all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of the Code or Regulations issued thereunder. The Tax Matters Member shall have full and exclusive power and authority on behalf of the Company to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Member shall keep the Members informed as to the status of any audit of the Company’s tax affairs, and shall take such action as may be necessary to cause any Member so requesting to become a “notice partner” within the meaning of Section 6223 of the Internal Revenue Code. Without first obtaining the approval of the Board, the Tax Matters Member shall not, with respect to Company tax matters: (i) enter into a settlement agreement with respect to any tax matter which purports to bind Members other than the Tax Matters Member, (ii) intervene in any action pursuant to Code Section 6226(b)(5), (iii) enter into an agreement extending the statute of limitations, or (iv) file a petition pursuant to Code Section 6226(a) or 6228. If an audit of any of the Company’s tax returns shall occur, the Tax Matters Member shall not settle or otherwise compromise assertions of the auditing agent which may be adverse to any Member as compared to the position taken on the Company’s tax returns without the prior written consent of each such affected Member.

7.3 Tax Elections. The Company shall make the election under Section 754 of the Code in accordance with the Treasury Regulations thereunder. Except as otherwise provided herein, the Board of Directors shall determine whether the Company should make any other elections under the Code.

7.4 Section 83(b) Election. The Chernicky Trust and Deylau agree to consult with such Member’s tax advisor to determine the tax consequences of the acquisition of Membership Interests in the Company and the advisability of filing an election under Code Section 83(b) with respect to such Membership Interests. The Chernicky Trust and Deylau agree to make an election under Code Section 83(b) with respect to such Membership Interests. Each such Member acknowledges that it is the sole responsibility of such Member, and not the Company, to file the election under Code Section 83(b) even if such Member requests the Company or any of its representatives to assist in making such filing. Each such Member who is required to file an election hereunder agrees to provide to the Company, on or before the due date for filing of such election, proof that such election has been filed timely.

ARTICLE 8

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

8.1 Maintenance of Books.

(a) The Board of Directors shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board of Directors and any other books and records as may be necessary for the proper conduct of the business of the Company.

(b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year and (ii) maintained on an accrual basis in accordance with GAAP, consistently applied.

8.2 Reports. With respect to each fiscal year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member, within 90 days after the end of such fiscal year, a profit and loss statement and a statement of cash flows for such fiscal year, a balance sheet and a statement of each Member’s Capital Account as of the end of such fiscal year, together with a report thereon of the Certified Public Accountants.

8.3 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.

8.4 Fiscal Year. For financial accounting purposes, the fiscal year of the Company will end on December 31 of each year unless a different year is adopted by the Board.

ARTICLE 9

DISSOLUTION, WINDING-UP AND TERMINATION

9.1 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i) the joint decision of the Members holding a majority of the then outstanding Membership Interests and the Board of Directors;

(ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware LLC Act; and

(iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Delaware LLC Act or this Agreement.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and

(ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

9.2 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Board of Directors shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware LLC Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board of Directors. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine);

(iii) the liquidator may sell any or all Company property (except cash), including to Members; and

(iv) all remaining assets of the Company (including cash) shall be distributed to the Members in the same manner in which non-liquidating distributions are made in accordance with Section 5.1.

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 9.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Delaware LLC Act. No Member shall be required to make any Capital Contribution to the Company to enable the Company to make the distributions described in this Section 9.2. To the extent that a Member returns funds to the Company, it has no Claim against any other Member for those funds.

(c) On completion of such final distribution, the liquidator shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by Applicable Law.

9.3 Allocations and Distributions During Period of Liquidation. During the period commencing on the first day of the Allocation Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 9.2, the Members shall continue to share Net Income, Net Loss and other items of Company income, gain, loss, or deduction in the manner provided in Article 5 but no distributions shall be made pursuant to Section 5.1 after the day on which the Dissolution Event occurs.

ARTICLE 10

TRANSFERS

10.1 Permitted Transfers. Subject to the conditions and restrictions set forth in Section 10.2, a Member may at any time Transfer all or any portion of its Membership Interest (a “Permitted Transfer”).

10.2 Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 10.1 unless and until the following conditions are satisfied:

(a) The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate to effectuate such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement.

(b) Such Transfer will be exempt from all applicable registration requirements and will not violate any Applicable Laws regulating the Transfer of securities, and the transferor shall provide an Opinion of Counsel to such effect.

(c) Such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940, as amended.

(d) With respect to any Transfer, the Board of Directors has received such Opinions of Counsel as the Board of Directors, in its reasonable discretion, may require.

(e) The transferor and its transferee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Transfer and the admission of the transferee as a Member, including the legal fees, if any, incurred in connection with any legal opinion(s) rendered pursuant to Section 10.2.

10.3 Prohibited Transfers

(a) Any purported Transfer of a Membership Interest that is not a Permitted Transfer shall, to the fullest extent permitted by law, be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer, the rights with respect to the Transferred Membership Interest shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Transferred Membership Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or Liabilities for damages that the transferor or transferee of such Membership Interest may have to the Company.

(b) In the case of a Transfer or attempted Transfer of a Membership Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all Liability and damages that the Company or any of such indemnified Members may incur (including incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.4 Rights of Unadmitted Assignees. A Person who acquires a Membership Interest but who is not admitted as a substituted Member pursuant to Section 10.5 shall be entitled only to allocations and distributions with respect to such Membership Interest in accordance with this Agreement, and, to the fullest extent permitted by law, shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Delaware LLC Act or this Agreement.

10.5 Admission of Substituted Members. Subject to the other provisions of this Article 10 a transferee of a Membership Interest may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 10.5.

(a) The Membership Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;

(b) The transferee of a Membership Interest (other than, with respect to clauses (i) and (ii) below, a transferee that was a Member prior to the Transfer) shall, by written instrument, (i) accept and adopt the terms and provisions of this Agreement, including this Article 10 and (ii) assume the obligations of the transferor Member under this Agreement with respect to the Transferred Membership Interest. The transferor Member shall be released from all such assumed obligations except (x) those obligations or Liabilities of the transferor Member arising out of a breach of this Agreement by the transferor Member and (y) in the case of a Transfer to any Person other than a Member, those obligations or Liabilities of the transferor Member based on events occurring, arising, or maturing prior to the date of Transfer; and

(c) The transferee and transferor shall each execute and deliver such other instruments as the Board reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Organizational Certificate or any other instrument filed with the State of Delaware or any other state or Governmental Authority.

10.6 Restrictions on Transfer of Incentive Distribution Rights held by the Company. Other than pursuant to an IDR Reset Election (as defined in the MLP Agreement), the Company shall not sell, exchange or otherwise transfer any of its Incentive Distribution Rights, or any interest therein, or waive or impair any of its rights with respect to its Incentive Distribution Rights, without the consent of all of the Members.

ARTICLE 11

GENERAL PROVISIONS

11.1 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by reputable air courier service with charges prepaid or mail or by facsimile or other electronic transmission and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses set forth on Exhibit A, or to such other address given for that Member as that Member may specify by notice to the Company and each other Member. Whenever any notice is required to be given by Applicable Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

11.2 Entire Agreement; Superseding Effect. Effective as of the Effective Time (but not for any period prior to the Effective Time), this Agreement together with Exhibits hereto, shall constitute the entire agreement of the Members and their respective Affiliates relating to the subject matter hereof and shall supersede all prior contracts or agreements with respect to such subject matter, whether oral or written.

11.3 Effect of Waiver or Consent. Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

11.4 Amendment. Subject to Section 3.2, this Agreement may be amended only by a written instrument executed by Members holding a majority of the then outstanding Membership Interests.

11.5 Binding Effect. This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

11.6 Governing Law. This agreement is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

11.7 Jurisdiction. Any and all claims arising out of, in connection with or in relation to (i) the interpretation, performance or breach of this Agreement, or (ii) any relationship before, at the time of entering into, during the term of, or upon or after expiration or termination of this Agreement, between the Parties hereto, shall be brought in any court of competent jurisdiction in the State of Delaware. Each Party hereto unconditionally and irrevocably consents to the jurisdiction of any such court over any claims and waives any objection that such party may have to the laying of venue of any claims in any such court.

11.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

11.9 Offset. Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.

11.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

NEW SOURCE ENERGY CORPORATION

By:
Name:	Kristian B. Kos
Title:	President and Chief Executive Officer

DAVID J. CHERNICKY TRUST

By:
Name:	David J. Chernicky
Title:	Trustee

DEYLAU, LLC

By:
Name:	Kristian B. Kos
Title:	Manager

Signature Page to Amended and Restated Limited Liability Company Agreement of

New Source Energy GP, LLC

EXHIBIT A

Member	Membership Interest
New Source Energy Corporation (1)	50.0%
David J. Chernicky Trust (2)	25.0%
Deylau, LLC (3)	25.0%

Total:	100%

(1)	914 N. Broadway Ave., Suite 230, Oklahoma City, OK 73102.
(2)	1307 S. Boulder Avenue, Tulsa, Oklahoma 74119.
(3)	914 N. Broadway Ave., Suite 230, Oklahoma City, OK 73102.

Exhibit A-1